UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                     1-1941
                             Commission File Number

                           BETHLEHEM STEEL CORPORATION
             (Exact name of registrant as specified in its charter)

                               1170 EIGHTH AVENUE
                            BETHLEHEM, PA 18016-7699
                            TELEPHONE: (610) 694-2424
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                    COMMON STOCK, $ 1.00 PAR VALUE PER SHARE
                        PREFERENCE STOCK PURCHASE RIGHTS
                     PREFERRED STOCK, $1 PAR VALUE PER SHARE
                          $5.00 CUMULATIVE CONVERTIBLE
                         (STATED VALUE $50.00 PER SHARE)
                          $2.50 CUMULATIVE CONVERTIBLE
                         (STATED VALUE $25.00 PER SHARE)
            (Title of each class of securities covered by this Form)

                                      NONE
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]              Rule 12h-3(b)(1)(i)  [X]
             Rule 12g-4(a)(1)(ii) [ ]              Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(2)(i)  [ ]              Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]              Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [ ]

           Approximate number of holders of record as of the certification or notice date: None
            --------

           Pursuant to the requirements of the Securities Exchange Act of 1934, Bethlehem Steel Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 1, 2004                By:  /s/ Edmund Reybitz
      --------------------------          -------------------------------------
                                          Edmund Reybitz
                                          Chief Financial Officer